EXHIBIT 5.1

[WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]

November 27, 2002

Cell Therapeutics, Inc.
501 Elliott Avenue West, #400
Seattle, Washington 98119

RE: REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

We are acting as counsel for Cell Therapeutics, Inc., a Washington corporation (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, of $102,900,000 aggregate principal amount of 5.75% Convertible Senior Subordinated Notes due June 15, 2008 (the “Notes”), 10,290,000 shares of Common Stock, no par value (the “Common Stock”) of the Company, and such indeterminate number of additional shares of Common Stock as may be required for issuance upon conversion of the Notes (the “Conversion Shares”). The Notes and the Conversion Shares are to be offered in connection with the Company’s offer to exchange its existing 5.75% Convertible Subordinated Notes due June 15, 2008. In this regard we have participated in the preparation of a Registration Statement on Form S-4 relating to the Notes and the Conversion Shares (such Registration Statement, as it may be amended from time to time, is herein referred to as the “Registration Statement”).

The Notes are to be issued pursuant to an Indenture, the form of which has been filed as an exhibit to the Registration Statement, to be entered into between the Company and State Street Bank and Trust Company of California, N.A., as trustee.

We have examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

We are of the opinion that the Notes have been duly authorized and that when the Notes, in the form included in the Indenture, have been duly completed, executed, authenticated and delivered in accordance with the Indenture and sold and delivered as described in the Registration Statement and its related prospectus, the Notes will be valid and binding obligations of the Company entitled to the benefits of the Indenture. We are of the further opinion that the Conversion Shares have been duly authorized and, when issued by the Company upon conversion of the Notes in accordance with the Indenture, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus included therein.

Sincerely,

/s/ Wilson Sonsini Goodrich & Rosati, Professional Corporation
WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION